Black Diamond Expects Record 2011 Sales of More Than $145 Million, up at Least 16%

Expects Full Year 2012 Sales to Range Between $160-$165 million

SALT LAKE CITY, Utah – (February 6, 2012) – Black Diamond, Inc. (NASDAQ: BDE) (the “Company” or “Black Diamond”), a leading global provider of outdoor recreation equipment and active lifestyle products, reported preliminary results for the fourth quarter and full year ended December 31, 2011. The Company has also provided its outlook for the full year 2012.

Based on preliminary unaudited information, Black Diamond expects to report fourth quarter 2011 consolidated sales of more than $36 million, up at least 6% from $34 million in the year-ago quarter.

For the year ended December 31, 2011, Black Diamond expects to report consolidated sales of more than $145 million, increasing at least 16% from pro forma sales of $125 million for the year ended December 31, 2010. The pro forma prior year sales include the results of Black Diamond Equipment and Gregory Mountain Products prior to their acquisitions by the Company on May 28, 2010.

The growth in sales for both the fourth quarter and full year were supported by the introduction of new and innovative products, as well as consistent execution in sales and marketing of existing products.

Gross margin in the fourth quarter of 2011 is expected to exceed 39.0%, compared to an adjusted gross margin of 38.2% in the year-ago quarter, with the improvement primarily attributed to the shift in mix toward higher margin products. Gross margin for the full year of 2011 is expected to be in line with the pro forma adjusted gross margin of 38.6% reported in 2010.

Due to higher gross margins, the Company anticipates a modest increase in its previously reported earnings. As a result of the higher earnings, the Company expects to utilize the net operating loss carryforwards (“NOL”) set to expire in 2011 that were previously reserved, which the Company believes will result in cash tax savings of more than $3.0 million of Federal income taxes. Although the Company does not expect this will impact cash flow in 2011, by releasing the reserve, the Company believes its GAAP earnings per share may increase over and above what it would have normally reported for the fiscal year ended December 31, 2011 by approximately $0.12 to $0.15.

“These preliminary record results are a true testament to Black Diamond’s innovative and diversified collection of outdoor performance products, especially considering what has been a very challenging 2011/2012 winter season,” said Peter Metcalf, president and CEO of Black Diamond. “The proactive investments we made in our infrastructure and professional talent two years ago have also helped pave the way for this year’s double-digit sales growth. We have maintained these levels of investments throughout 2011, as we believe this will continue to play a critical role in the advancement of our Black Diamond brands.

“As we begin 2012, we look forward to sustained organic growth which we believe will be driven by product innovation and expansion. This will coincide with continued investments in the Black Diamond operational platform, including the ramp up for our expected fall 2013 apparel launch. We also remain committed to our acquisition strategy, and believe the Company we are building will make us the ‘acquirer of choice’ in the outdoor performance product market.”

Management will provide complete results in its fourth quarter and full year 2011 earnings press release and conference call, which will be announced at a later date.

2012 Outlook

Black Diamond expects fiscal year 2012 sales to range between $160-$165 million, which does not include new category launches or the impact from possible strategic acquisitions. The Company also expects gross margins for fiscal year 2012 to be consistent with fiscal year 2011.

Conference Call

Black Diamond will hold a conference call today at 5:00 p.m. Eastern time to discuss its preliminary 2011 results and 2012 outlook.

Black Diamond’s President and CEO Peter Metcalf and CFO Robert Peay will host the conference call, followed by a question and answer period.

Date: Monday, February 6, 2012

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Dial-In Number: 1-877-941-1427

International: 1-480-629-9664

Conference ID#: 4508093

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://viavid.net/dce.aspx?sid=000092B6 and via the investor relations section at www.blackdiamond-inc.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day and until February 20, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4508093

About Black Diamond, Inc.

Black Diamond, Inc. is a global leader in the design, manufacturing and marketing of innovative active outdoor performance products for climbing, mountaineering, backpacking, skiing and other active outdoor recreation activities for a wide range of year-round use. The Company's principal brands, Black Diamond® and Gregory™, are iconic in the active outdoor industry and linked intrinsically with the modern history of these sports. Black Diamond is synonymous with performance, innovation, durability and safety that the climbing, mountaineering, skiing and backpacking communities rely on and embrace in their active lifestyle. Headquartered in Salt Lake City at the base of the Wasatch Mountains, the Company's products are created and tested on some of the best alpine peaks, crags and trails in the world. These close connections to the Black Diamond lifestyle enhance the authenticity of the Company's brands, inspire product innovation and strengthen customer loyalty. The Company's products are sold by leading specialty retailers in the U.S. and 40 countries around the world. For additional information, please visit the Company's websites at www.blackdiamond-inc.com, www.blackdiamondequipment.com, or www.gregorypacks.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The earnings press release contains the non-GAAP measures: (i) combined and pro forma sales, and (ii) combined, combined adjusted, and pro forma adjusted gross profit and gross margin. The Company also believes that presentation of certain non-GAAP measures, i.e.: (i) combined and pro forma sales, and (ii) combined, combined adjusted, and pro forma adjusted gross profit and gross margin, provide useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, to the nearest GAAP measures, a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures in the financial tables within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the financial strength of the Company's customers; the Company's ability to implement its growth strategy; the Company's ability to successfully integrate and grow acquisitions; the Company's ability to maintain the strength and security of its information technology systems; stability of the Company's manufacturing facilities and foreign suppliers; the Company's ability to protect trademarks and other intellectual property rights; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this release are based upon information available to the Company as of the date of this release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

BLACK DIAMOND, INC.

RECONCILIATION FROM SALES TO PRO FORMA SALES

(in thousands)

TWELVE MONTHS ENDED

December 31, 2010

Sales as reported	$75,912
Sales for Predecessor Company five months ended May 28, 2010	34,943
Combined sales	110,855
Sales for Gregory five months ended May 28, 2010	14,161
Pro forma sales	$125,016

BLACK DIAMOND, INC.

RECONCILIATION FROM GROSS PROFIT TO COMBINED, COMBINED ADJUSTED AND PRO FORMA ADJUSTED GROSS PROFIT AND COMBINED, COMBINED ADJUSTED AND

PRO FORMA ADJUSTED GROSS MARGIN

(in thousands)

THREE MONTHS ENDED

December 31, 2010

Consolidated gross profit as reported	$12,389
Plus inventory fair value of purchase accounting	676
Adjusted gross profit	$13,065

Gross margin	36.2%

Adjusted gross margin	38.2%

TWELVE MONTHS ENDED

December 31, 2010

Gross profit as reported	$23,732
Gross profit Predecessor Company five months ended May 28, 2010	13,778
Combined gross profit	37,510
Plus inventory fair value of purchase accounting	4,997
Combined adjusted gross profit	42,507
Gross profit for Gregory five months ended May 28, 2010	5,798
Pro forma adjusted gross profit	$48,305

Combined gross margin	33.8%

Combined adjusted gross margin	38.3%

Pro forma adjusted gross margin	38.6%

Company Contact:

Warren B. Kanders

Executive Chairman

Tel 1-203-428-2000

warren.kanders@bdel.com

or

Peter Metcalf

Chief Executive Officer

Tel 1-801-278-5552

peter.metcalf@bdel.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BDE@liolios.com